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                        GranCare Announces Effectiveness
                   of Registration Statements and Anticipated
                            Fourth Quarter Earnings


     Atlanta, Georgia - January 9, 1997 - GranCare, Inc. (NYSE: GC) announced today that the Securities and Exchange Commission (SEC) has declared effective the registration statement relating to the shares of Vitalink Pharmacy Services, Inc. (NASDAQ: VTLK) to be issued in connection with the acquisition by Vitalink of GranCare's institutional pharmacy business (the "merger"), which includes a proxy statement to be mailed to GranCare's shareholders. In addition, the SEC has declared effective the registration statement with respect to the shares of common stock of "New GranCare, Inc." to be distributed to existing GranCare shareholders (the "distribution"). Immediately following the distribution and merger, "New GranCare, Inc." will change its name to "GranCare, Inc.".

     Each GranCare shareholder as of the distribution record date will be entitled to receive, for each GranCare share, one share of "New GranCare" common stock and 0.478 of a share of Vitalink common stock. "New GranCare, Inc." anticipates that its common stock will be listed on the New York Stock Exchange and trade under the symbol "GC". GranCare has postponed its decision to execute a 2-for-3 reverse stock split which was previously announced to have occurred simultaneously with the completion of the distribution.

     A Special Meeting of Shareholders of GranCare, Inc. will be held on February 8, 1997 to consider and vote on the distribution and merger.

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PAGE TWO

     Based on preliminary information, the Company announced that it expects to report profits from operations of approximately $0.33- $0.35 per share for the quarter ended December 31, 1996; GranCare earned $0.31 per share in the comparable quarter in 1995. For the year ended December 31, 1996, net earnings for 1996 are expected to be in the range of $1.33-$1.35 per share, compared to net earnings of $0.86 per share in 1995, which includes costs associated with restructuring and the merger with Evergreen.

     Gene E. Burleson, GranCare's Chairman, President and Chief Executive Officer, stated, "Our fourth quarter 1996 results were impacted primarily by unchanged average occupancy at our nursing facilities which had been projected to increase by approximately two percent during the year, and by decreased Medicaid reimbursement rates in certain states. In addition, our Indiana operations have continued to be adversely affected by the foregoing factors, as well as our inability to find an acceptable solution to the Ritter facility which, as previously announced, was closed in the fourth quarter of 1995."

     Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause results to differ materially from those projected. These include trends for the continued growth of the Company's business, and other risks and uncertainties described in the Company's SEC reports and the registration statement of "New GranCare" referenced above.

     GranCare, Inc., headquartered in Atlanta, is a leading provider of specialty medical services and long-term care. The company operates 140 skilled nursing, assisted living and subacute facilities with over 17,500 beds in 15 states; 25 institutional pharmacy locations and 8 satellite locations serving 120,000 customers in 23 states; 12 home health agencies in 4 states; and, through its Cornerstone subsidiary, manages 145 specialty programs in acute care hospitals in 20 states.


GranCare's press releases are now available via fax through PR Newswire's 'News on Call' service.  Just dial the toll-free number, 800-758-5804 and follow directions.  Our company code is 102695.

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